Exhibit 23.9

CONSENT OF BEAR, STEARNS & CO. INC.

     We hereby consent to (i) the inclusion of our opinion letter, dated March 29, 2004, to the Board of Directors of Arch Wireless, Inc. (or “Arch”) as Annex F to the Joint Proxy Statement/Prospectus of Arch and Metrocall Holdings, Inc. (or “Metrocall”) relating to the merger of Arch and Metrocall and the description therein of such opinion and (ii) all references to Bear, Stearns & Co. Inc. in the sections captioned “Summary of the Joint/Proxy Statement/Prospectus”, “The Merger–Background of the Merger”, “The Merger–Arch’s Reasons for the Merger”, “The Merger–Opinion of Arch’s Financial Advisor” and “The Merger–Comparison of Projections Used in Opinions of Metrocall’s and Arch’s Financial Advisors” of the Joint Proxy Statement/Prospectus of Arch and Metrocall, which forms a part of this Registration Statement of USA Mobility, Inc. on Amendment No. 2 to Form S-4. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are “experts” for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

BEAR, STEARNS & CO. INC.

By: /s/ H.C. Charles Diao

H.C. Charles Diao

New York, New York
September 9, 2004